As filed with the Securities and Exchange Commission on July 31, 2026

Registration No. 333-275414

Registration No. 333-255414

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

Registration Statement Registration No. 333-275414

Post-Effective Amendment No. 1

to

Form S-8

Registration Statement Registration No. 333-255414

UNDER

THE SECURITIES ACT OF 1933

SkyWater Technology, LLC

(Exact name of registrant as specified in its charter)

Delaware	37-1839853
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2401 East 86th Street

Bloomington, Minnesota 55425

(Address of Principal Executive Offices, Including Zip Code)

SkyWater Technology, Inc. 2021 Equity Incentive Plan

SkyWater Technology, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plans)

Thomas J. Sonderman

Chief Executive Officer

2401 East 86th Street

Bloomington, Minnesota 55425

(952) 851-5200

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Robert Kindler

Chelsea N. Darnell

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

John K. Wilson

Mark T. Plichta

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

(414) 271-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

SkyWater Technology, LLC (the “Registrant”), as successor in interest to SkyWater Technology, Inc. (“SkyWater”), is filing these Post-Effective Amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (each, a “Registration Statement”), previously filed with the Securities and Exchange Commission (the “Commission”), to withdraw and remove from registration any and all shares (“Shares”) of SkyWater’s common stock, par value $0.01 per share, plan interests and other securities that remain unsold or otherwise unissued under each Registration Statement:

•

Registration Statement No.  333-275414 filed with the Commission on November 9, 2023, relating to the registration of 4,222,000 Shares authorized for issuance under the SkyWater Technology, Inc. 2021 Equity Incentive Plan (the “EIP”) and 750,000 Shares authorized for issuance under the SkyWater Technology, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”).

•

Registration Statement No.  333-255414 filed with the Commission on April 21, 2021, relating to the registration of 5,000,000 Shares authorized for issuance under the Registrant’s EIP and 700,000 Shares authorized for issuance under the Registrant’s ESPP.

Reference is made to the previously announced Agreement and Plan of Merger, dated as of January 25, 2026 (the “Merger Agreement”) by and among the Registrant, SkyWater, IonQ, Inc. (“IonQ”), and Iris Merger Subsidiary 1 Inc., a direct, wholly owned subsidiary of IonQ (“Merger Subsidiary 1”).

On July 31, 2026, pursuant to the Merger Agreement, (i) Merger Subsidiary 1 merged with and into SkyWater (the “First Merger”), with SkyWater surviving the First Merger as a direct, wholly owned subsidiary of IonQ, and (ii) immediately following the First Merger, SkyWater merged with and into the Registrant (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Registrant surviving the Second Merger as a wholly owned subsidiary of IonQ. At the effective time of the Second Merger, the Registrant was renamed “SkyWater Technology, LLC”.

As a result of the consummation of the Mergers, the Registrant has terminated all offerings of its securities pursuant to each Registration Statement as of the effective time of the Mergers on July 31, 2026. In accordance with an undertaking made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold or unissued at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to any Registration Statement that remain unsold or otherwise unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of such Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota on July 31, 2026.

SKYWATER TECHNOLOGY, LLC

By:	/s/ Thomas J. Sonderman
Thomas J. Sonderman
Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.